Exhibit 10.2

Second Amendment
of
Chico’s FAS, Inc.
2012 Omnibus Stock and Incentive Plan

The following Section 8.21 is hereby added to the Chico’s FAS, Inc. 2012 Omnibus Stock and Incentive Plan, effective April 6, 2017:

8.21    Clawback Provision.    Each Award (whether vested or unvested) shall be subject to such recovery or clawback as may be required pursuant to any applicable federal or other law or regulation, any applicable listing standard of any national securities exchange or system on which the Common Stock is then listed or reported or the terms of the Company’s recoupment, clawback or similar policy as may be adopted from time to time by the Board or the Committee, which could in certain circumstances require repayment or forfeiture of Awards or any shares of Common Stock or other cash or property received with respect to the Awards (including any value received from a disposition of the shares of Common Stock acquired upon payment of the Awards).